EXHIBIT 99(a)

THE BANK OF NEW YORK COMPANY, INC.                NEWS
- ------------------------------------------------------------
					48 Wall Street, New York, NY  10286

			 Contact:

FOR RELEASE:             PUBLIC AND INVESTOR RELATIONS DEPT.
IMMEDIATELY              Paul J. Leyden, SVP
			 (212) 495-1041
			 Andrew M. Merrill, VP
			 (212) 495-1721

	       THE BANK OF NEW YORK (DELAWARE)
	   SELLS UNION PRIVILEGE CREDIT CARD PORTFOLIO

     The Bank of New York Company Announces Stock Buy-Back

NEW YORK, N.Y., June 17, 1996 -- The Bank of New York (Delaware), a subsidiary of The Bank of New York Company, Inc. (NYSE:BK) announced today that it has executed an agreement to sell its AFL-CIO Union Prvilege affinity credit card portfolio to Household International, Inc. (NYSE: HI). The transaction concerns approximately $3.4 billion in outstandings and includes 2.2 million cards.

The purchase price will be $575 million less certain payments due the marketing agent. The transaction is expected to be concluded shortly. Other terms were not disclosed.

Upon completion, The Bank of New York (Delaware) will remain one of the largest issuers of credit cards in the United
States, with over $5 billion in outstandings and 4.4 million cardholders.

In announcing the sale, J. Carter Bacot, Chairman and Chief
Executive Officer of The Bank of New York Company, Inc.
stated, "Credit cards continue to be an important source of revenue. The sale of the Union Privilege Card does not effect, in any way, our plans to grow our remaining portfolio. We are actively exploring other growth opportunities like the highly successful co-branded cards for Toys-R-Us and Stop and Shop introduced in 1995."

The Bank of New Company, Inc. also announced that its Board of Directors has approved a plan to use a portion of the proceeds from the sale of the Union Privilege credit card portfolio to buy back up to 10 million of its common shares. In November 1995, the Company authorized the buy back of 16 million of its common shares. Over 10.5 million shares have already been repurchased under that program.

		     -more-

The Bank of New York was founded in 1784 by Alexander Hamilton and is the nation's oldest bank operating under its original name. It is the principal subsidiary of The Bank of New York Company, Inc., one of the largest bank holding companies in the United States, with total assets of $53 billion as of March 31, 1995. The Company provides a complete range of banking and other financial services to corporations and individual worldwide through six basic businesses: Securities and Other Processing; Credit cards; Retail Banking: Corporate Banking; Trust, Investment Management and Private Banking, and Financial Market Services.

		********************